Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT effective January 1, 2013 between Glacier Bancorp, Inc., hereinafter called “Company”, and Michael J. Blodnick, hereinafter called “Executive.”

RECITALS

A.	Executive has served as President and Chief Executive Officer of the Company.

B.	The Company desires Executive to continue his employment at the Company under the terms and conditions of this Agreement.

C.	Executive desires to continue his employment at the Company under the terms and conditions of this Agreement.

AGREEMENT

1.	Employment. The Company agrees to employ Executive and Executive accepts employment by the Company on the terms and conditions set forth in this Agreement. Executive’s title will be President and Chief Executive Officer of the Company. During the term of this Agreement, Executive will serve as a director of the Company and of the Banks.

2.	Term. The term of this Agreement (“Term”) is one year, beginning on January 1, 2013.

3.	Duties. The Company will employ Executive as its President and Chief Executive Officer. Executive will faithfully and diligently perform his assigned duties, which include the following:

(a)	Company Performance. Executive will be responsible for all aspects of the Company’s performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Company’s policies.

(b)	Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities).

(c)

Report to Board. Executive will report directly to the Company’s board of directors. The Company’s board of directors may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

4.	Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Company’s prior written consent, make or maintain any investment in a business with which the Company or its subsidiaries has an existing competitive or commercial relationship.

5.	Company Board. During the term, the Company will use its best efforts to nominate and recommend Executive for election to the Company’s board of directors.

6.	Salary. Executive will receive an annual salary of $470,817.00, to be paid in accordance with the Company’s regular payroll schedule. Subsequent salary increases are subject to the Company’s annual review of Executive’s compensation and performance.

7.	Incentive Compensation. During the Term, the Company’s board of directors will determine the amount of bonus to be paid by the Company to Executive for that year, if any. In making this determination, the Company’s board of directors will consider factors such as Executive’s performance of his duties and the safety, soundness and profitability of the Company. Executive’s bonus, if any, will reflect Executive’s contribution to the performance of the Company during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior officers at the Company. This bonus will be paid to Executive no later than February 28 of the year following the year in which the bonus is earned by Executive.

8.	Income Deferral. Executive will be eligible to participate in any program available to the Company’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

9.	Vacation and Benefits.

(a)	Vacation and Holidays. Executive will accrue four weeks of paid vacation each year in addition to all holidays observed by the Company and its subsidiaries. Accrual of vacation time shall be in accordance with the Company’s Employee Manual. Executive may carry over, in the aggregate, up to four weeks of unused vacation to a subsequent year provided; however, that Executive’s vacation accrual will cap at four weeks and will not begin accruing again until Executive’s accrued vacation balance falls below the cap. Each calendar year, Executive shall take at least five (5) consecutive days of vacation.

(b)	Benefits. Executive will be entitled to participate in any group life insurance, disability, medical, dental, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Company’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). The Company through this Agreement does not obligate itself to make any particular benefits available to its employees.

(c)	Business Expenses. The Company will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Company (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Company’s business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of the Company policy or the rules and regulations of the Internal Revenue Service. Reimbursement will be made as soon as practicable but no later than the last day of the calendar year following the calendar year in which the expenses were incurred. The amount of expenses eligible for reimbursement in one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

10.	Termination of Employment.

(a)	Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause (defined below) before this Agreement terminates, the Company will pay Executive, within 10 business days following his termination of employment, or on the next regularly scheduled pay date, whichever is earlier, the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 10(a).

(b)	Other Termination by the Company. If the Company terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason (defined below) before this Agreement terminates, the Company will pay Executive a payment having a present value equal to the compensation and other benefits he would have been entitled to for the remainder of the Term if his employment had not terminated. All payments made pursuant to this Section 10(b) shall be completed no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminates.

(c)

Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Company. If termination occurs under this Section 10(c), the Company shall pay Executive or his estate, within 10 business days following his termination of employment, all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

(d)	Termination Related to a Change in Control. The following provisions shall survive the expiration of the Term of this Agreement and the termination of Executive’s employment.

(1)	Termination by Company. If the Company, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction terminates Executive’s employment without Cause, as defined in Section 10(g): (A) within three (3) years following a Change in Control (as defined below); or (B) before a Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, then Bank will provide Executive with the payment and benefits described in Section 10(d)(3) below.

(2)	Termination by Executive. If Executive terminates Executive’s employment with Good Reason, as defined in Section 10(h), within three (3) years following a Change in Control, the Company will provide Executive with the payment and benefits described in Section 10(d)(3) below.

(3)	Payments. If Section 10(d)(1)(A) or Section 10(d)(2) is triggered in accordance with its terms, the Company will: (i) subject to Sections 10(e) and 10(j) below, beginning within 30 days after Executive’s separation from service as defined by Treasury Regulation § 1.409A-1(h) (“Separation from Service”), pay Executive in 36 substantially equal monthly installments in an overall amount equal to 2.99 times the Executive’s annual salary (determined as of the day before the date Executive’s employment was terminated) and (ii) maintain and provide for 2.99 years following Executive’s termination, at no cost to Executive, the benefits described in Section 9(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive’s participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Company will arrange to provide Executive with benefits substantially similar to those benefits or reimburse Executive’s out-of-pocket expenses of substantially similar type and value. Subject to Sections 10(e) and 10(j) below, if Section 10(d)(1)(B) is triggered in accordance with its terms, beginning within 30 days after a Change in Control, the Company will pay Executive in 36 substantially equal monthly installments in an overall amount equal to 2.99 times the Executive’s annual salary (determined on the day before the date Executive’s employment was terminated).

(e)	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(1)	the total of the payments and benefits described in Section 10(d)(3) will be less than the amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

(2)	the payment and benefits described in Section 10(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Company or its successor after the Change in Control and/or after Executive’s termination of employment; and

(3)	Executive’s right to receive the payments and benefits described in Section 10(d)(3) terminates (i) immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Company terminates Executive’s employment for Cause, or (ii) three years after a Change of Control occurs.

(f)	Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Company, Executive must return to the Company all keys, pass cards, identification cards, cell phones, blackberries or other smart phones, tablets, electronic storage devices, company credit cards and any other property of the Company. At the same time, Executive also must return to the Company all originals and copies (whether in memoranda, designs, devices, electronic storage devices, tapes, manuals, and specifications) which constitute proprietary or confidential information or material of the Company or its subsidiaries. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

(g)	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with his duties;

(3)	Conduct demonstrably and significantly harmful to the Company, as reasonably determined on the advice of legal counsel of the Company’s board of directors;

(4)	Death or permanent disability, for purposes of this section permanent disability means a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future;

(5)	Any other legitimate business reason as determined by the Company’s board of directors.

(h)	Good Reason. Executive terminates employment for “Good Reason” if all four of the following criteria are satisfied:

(1)	Any one or more of the following conditions (each a “Condition”) arises without Executive’s consent:

(A) The material reduction of Executive’s salary, unless the reduction is generally applicable to substantially all Company employees (or employees of a successor or controlling entity of the Company) formerly benefited;

(B) The material diminution in Executive’s authority or duties as they exist on the date of this Agreement;

(C) The material breach of this Agreement by the Company, or

(D) A material relocation or transfer of Executive’s principal place of employment to a location outside Flathead County, Montana.

(2)	Executive gives notice to the Company of the Condition within 90 days of the initial existence of the Condition.

(3)	The Company fails to reasonably remedy the Condition within 30 days following receipt of the notice described in paragraph (2) above.

(4)	Executive terminates employment within 180 days following the initial existence of the Condition.

(i)	Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Treas Reg. § 1.409A-3(i)(5).

(j)

Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of the termination of Executive’s employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service (as defined in Section 10(d)(3)). If, at the time of Executive’s Separation from Service under this Agreement, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

11.	Confidentiality. Executive will not, during the Term of this Agreement and for a period of five years after Executive’s employment with the Bank or Company has terminated, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Company or their business operations, unless (1) the Bank or Company consents to the use or disclosure of confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code §30-14-402), various confidential information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Company. Executive will also treat the terms of this Agreement as confidential business information.

12.	Noncompetition. During the Term and the terms of any extensions or renewals of this Agreement and for a period of three years after Executive’s employment with the Bank or Company has terminated, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, proprietor, partner, member, agent, consultant, lessor, creditor or otherwise

(a)	provide management, supervisory or other similar services to any person or entity conducting a banking or lending business in counties in which the Bank or Company or a subsidiary of Company had a branch or office during the term of this Agreement;

(b)	persuade or entice, or attempt to persuade or entice any employee of the Bank, Company or a subsidiary of Company to terminate his/her employment with the Bank, Company or a subsidiary of the Company;

(c)	persuade or entice or attempt to persuade or entice any person or entity with whom Executive had pre-termination communications to change, terminate, cancel, rescind or revoke its banking or contractual relationships with the Bank, Company or a subsidiary of Company.

13.	Enforcement.

(a)	The Company, Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Company and Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Company’s and Bank’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Company and Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Company or Bank to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

(b)	Executive acknowledges the Bank and Company will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Company or Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Company and Bank will not be required to post a bond as a condition for the granting of this relief.

14.	Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Company is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Company’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.	Jury Waiver. THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE AND UNDERSTAND THAT ARTICLE II, SECTION 26 OF THE MONTANA CONSTITUTION PROVIDES THE RIGHT TO A TRIAL BY JURY. THE PARTIES FURTHER ACKNOWLEDGE AND UNDERSTAND THAT BY WAIVING THEIR RIGHT TO A TRIAL BY JURY ANY LITIGATION SUBJECT TO THIS JURY WAIVER WILL BE DECIDED SOLELY BY THE JUDGE ASSIGNED TO THE CASE. BEING FULLY AWARE OF THEIR CONSTITUTIONAL RIGHT TO A TRIAL BY JURY, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

16.	Miscellaneous Provisions.

(a)	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

(b)	Binding Effect. This Agreement will bind and inure to the benefit of the Company’s, its subsidiaries’ and Executive’s heirs, legal representatives, successors and assigns.

(c)	Litigation Expenses. In the event of any dispute or legal or equitable action arising from this Agreement, the prevailing party shall be entitled to all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs.

(d)	Waiver. The failure of any party to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver or relinquishment of any such terms or conditions or of any other term or condition and the same shall be and remain in full force and effect. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

(e)	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

(f)	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

(g)	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

(h)	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.

(i)	Attorney Representation. Executive is aware that in any contract, including this Agreement, the interests of the parties may conflict and that there may be issues upon which only an attorney is qualified to advise. Executive acknowledges that Executive was free to and was encouraged to retain an attorney to thoroughly discuss all aspects of this Agreement. Executive further acknowledges that Executive had an opportunity to read and review this Agreement and that Executive is knowingly, voluntarily and of Executive’s own free will entering into this Agreement.

Signed this 20th day of December, 2012.

GLACIER BANCORP, INC.

By:	/s/ Everit A. Sliter
Everit A. Sliter, Chairman

Attest:

By:	/s/ LeeAnn Wardinsky
LeeAnn Wardinsky, Secretary

EXECUTIVE

/s/ Michael J. Blodnick
Michael J. Blodnick